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
                                                                                              EXHIBIT 11

                                                CHARTER ONE FINANCIAL, INC.
                                             COMPUTATION OF PER SHARE EARNINGS
                                       (Dollars in thousands, except per share data)


                                                 THREE MONTHS ENDED SEPT. 30,    NINE MONTHS ENDED SEPT. 30,
                                                 ----------------------------    -----------------------------
                                                     1995            1994            1995            1994
                                                    -------        --------       ---------        ---------
COMPUTATION OF PRIMARY EARNINGS PER SHARE:
Weighted average number of common
  shares outstanding  . . . . . . . . . . . .      22,418,194      22,606,009    22,462,028      22,544,286
Add common stock equivalents for shares
  issuable under:
  Stock Appreciation Rights Plan(1)   . . . .          49,574         101,619        53,650         104,002
  Stock Option Plan(1)  . . . . . . . . . . .         532,308         520,355       500,280         517,848
                                                   ----------      ----------    ----------      ----------
    Weighted average number of shares
       outstanding adjusted for common
       stock equivalents  . . . . . . . . . .      23,000,076      23,227,983    23,015,958      23,166,136
                                                   ==========      ==========    ==========      ==========

Net Income    . . . . . . . . . . . . . . . .      $   18,328      $   17,328    $   54,344      $   50,432
                                                   ==========      ==========    ==========      ==========
Primary earnings per share  . . . . . . . . .      $      .80      $      .75    $     2.36      $     2.18
                                                   ==========      ==========    ==========      ==========




COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE:
Weighted average number of common shares
  outstanding   . . . . . . . . . . . . . . .      22,418,194      22,609,813    22,462,041      22,537,808
  Add common stock equivalents for shares
    issuable under:
  Stock Appreciation Rights Plan(2)   . . . .          49,967         101,619        64,074         109,762
  Stock Option Plan(2)  . . . . . . . . . . .         553,504         518,211       505,772         507,912
                                                   ----------      ----------    ----------      ----------
    Weighted average number of shares
       outstanding adjusted for common
       stock equivalents  . . . . . . . . . .      23,021,665      23,229,643    23,031,887      23,155,482
                                                   ==========      ==========    ==========      ==========

Net Income    . . . . . . . . . . . . . . . .      $   18,328      $   17,328        54,344          50,432
                                                   ==========      ==========    ----------      ----------
Fully diluted earnings per share  . . . . . .      $      .80      $      .75    $     2.36      $     2.18
                                                   ==========      ==========    ==========      ==========

(1) Additional shares issuable were derived under the "treasury stock method" using average market price during the period.

(2) Additional shares issuable were derived under the "treasury stock method" using the higher of the average market price during the period or the market price at the end of the period.
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